Exhibit 10.7

EXECUTION COPY

[CONFIDENTIAL TREATMENT REQUESTED] /*/ INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

LICENSE AGREEMENT

This License Agreement (this “Agreement”), dated as of May 31, 2006 (the “Effective Date”), is made by and between Bayer HealthCare AG, a German corporation (“Bayer”), and Aegerion Pharmaceuticals, Inc., a Delaware corporation (“Aegerion”). Bayer and Aegerion are sometimes hereinafter referred to each as a “Party” and collectively as the “Parties.”

WHEREAS, Bayer has been engaged in the development of implitapide as an inhibitor of microsomal triglyceride transfer protein (“MTP”), and owns and otherwise controls certain patent rights and know-how with respect thereto;

WHEREAS, Aegerion desires to acquire exclusive rights under the Bayer Patent Rights and Bayer Know-How (as defined below) in order to continue the development thereof and products based thereupon; and

WHEREAS, the Parties desire to enter into an agreement pursuant to which Bayer will grant an exclusive license to Aegerion under the Bayer Patent Rights and Bayer Know-How for Aegerion to develop and commercialize Licensed Compounds and Licensed Products (as defined below).

NOW, THEREFORE, the Parties hereby agree as follows:

Section 1. Definitions.

For the purpose of this Agreement, the following words and phrases shall have the meanings set forth below:

1.1 “Affiliate” of an entity means any other entity which (directly or indirectly) is controlled by, controls or is under common control with such entity. For the purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to an entity means (i) in the case of a corporate entity, direct or indirect ownership of voting securities entitled to cast at least fifty percent (50%) of the votes in the election of directors or (ii) in the case of a non-corporate entity, direct or indirect ownership of at least fifty percent 50%) of the equity interests with the power to direct the management and policies of such entity, provided that if local law restricts foreign ownership, control shall be established by direct or indirect ownership of the maximum ownership percentage that may, under such local law, be owned by foreign interests.

1.2 “Bayer Know-How” means all Technology, now existing or hereafter arising during the time the license grant set forth in Section 2.1 is in effect, owned or otherwise Controlled by Bayer or any of its Affiliates, that is related to the Bayer Patent Rights or that is reasonably necessary or useful for the manufacture, use, sale, offer for sale, importation, research, development or commercialization or other exploitation of any Licensed Compounds or Licensed Products or Improvements. Exhibit A attached hereto lists specific Bayer Know-How.

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1.3 “Bayer Patent Rights” means:

(a) the patents and patent applications listed in Exhibit B-1 attached hereto, plus (a) all divisionals, continuations, continuations-in-part thereof or any other patent application claiming priority directly or indirectly to (i) any of the patents or patent applications identified on Exhibit B-1 or (ii) any patent or patent application from which the patents or patent applications identified on Exhibit B-1 claim direct or indirect priority, and (b) all patents issuing on any of the foregoing; and

(b) all other patents and patent applications owned or otherwise Controlled by Bayer or any of its Affiliates during the time the license grant set forth in Section 2.1 is in effect that (i) claim any Improvements or their manufacture or use, or (ii) that are reasonably necessary for the manufacture, use sale, offer for sale, importation, research, development or commercialization or other exploitation of any Licensed Compounds or Licensed Products (the patents and patent applications of this clause (b), collectively “Bayer Improvement Patents”), which Bayer Improvement Patents the Parties shall list on Exhibit B-2 attached hereto during the term of this Agreement as provided for in Section 6.1, together with all registrations, reissues, re examinations, renewals, supplemental protection certificates and extensions of any of the foregoing, and all foreign counterparts thereof.

1.4 “Combination Product” means a Licensed Product that includes at least one additional active ingredient other than Licensed Compound. Drug delivery vehicles, adjuvants, and excipients shall not be deemed to be “active ingredients”, except in the case where such delivery vehicle, adjuvant, or excipient is recognized as an active ingredient in accordance with 21 C.F.R. 210.3(b)(7).

1.5 “Commercially Reasonable Efforts” means, with respect to Licensed Products, the carrying out of development and commercialization activities in a sustained manner using good faith commercially reasonable and diligent efforts, using the efforts that a company within the pharmaceutical industry and similarly situated to Aegerion would reasonably devote to a product of similar market potential or profit potential resulting from its own research efforts, based on conditions then prevailing and taking into account, without limitation, issues of safety and efficacy, product profile, the proprietary position, the then current competitive environment for such product and the likely timing of such product’s entry into the market, the regulatory environment and status of such product, and other relevant scientific, technical and commercial factors.

1.6 “Confidential Information” means all Technology, chemical or biological materials, marketing plans, strategies and customer lists, and other information that are disclosed or provided by such Party or its Affiliates to the other Party or its Affiliates, regardless of whether any of the foregoing are marked “confidential” or “proprietary” or communicated to the other by the disclosing Party or its Affiliates in oral, written, graphic, or electronic form.

1.7 “Confidentiality Agreement” means that certain Mutual Nondisclosure Agreement, dated October 5, 2005, by and between the Parties.

1.8 “Controlled” or “Controls”, when used in reference to patent or other intellectual property rights or Technology, means the legal authority or right of a person or entity to grant a license or sublicense of intellectual property rights to another person or entity, or to otherwise disclose or provide Technology to such other person or entity, without breaching the terms of any agreement with a different person or entity.

1.9 “FDA” means the United States Food and Drug Administration or any successor agency thereto.

1.10 “First Commercial Sale” means, with respect to any Licensed Product on a country-by-country basis, the first sale for use by the general public of such Licensed Product in such country after marketing approval of such Licensed Product has been granted, or marketing and sale of such Licensed Product is otherwise permitted, by the applicable regulatory authority of such country.

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1.11 “Improvements” means all Technology that amount to improvements to any of the inventions claimed by the Bayer Patent Rights or to the Bayer Know-How made, developed, conceived, owner or otherwise Controlled by Bayer or any of its Affiliates after the date hereof, whether or not patentable or patented.

1.12 “Licensed Compound” means (a) the compound known as Bay 13-9952 and identified as “implitapide,” and (b) any metabolic precursors, prodrugs, isomers (chiral and otherwise), metabolites, hydrates, anhydrides, solvates, salt forms, free acids or bases, esters, amides, ethers, complexes, conjugates or polymorphs of any compounds covered by the foregoing clause (a) or this clause (b).

1.13 “Licensed Product” means any pharmaceutical product containing a Licensed Compound (alone or with other active ingredients), in all forms, presentations, formulations and dosage forms. For clarification, Licensed Product shall include any Combination Product.

1.14 “NDA” means a New Drug Application filed with the FDA required for marketing approval for the applicable Licensed Product in the United States.

1.15 “Net Sales” means, with respect to any Licensed Product, the amount received by Aegerion and its Affiliates and Sublicensees for bona fide sales of such Licensed Product to a Third Party (other than Sublicensees and Aegerion’s Afffiliates but including distributors for resale), less:

(a) discounts (including cash, quantity and patient program discounts), retroactive price reductions, charge-back payments and rebates granted to managed health care organizations or to federal, state and local governments, their agencies, and purchasers and reimbursers or to trade customers;

(b) credits or allowances actually granted upon claims, damaged goods, rejections or returns of such Licensed Product, including such Licensed Product returned in connection with recalls or withdrawals;

(c) freight out, postage, shipping and insurance charges for delivery of such Licensed Product; and

(d) taxes or duties levied on, absorbed or otherwise imposed on the sale of such Licensed Product, including value-added taxes, or other governmental charges otherwise imposed upon the billed amount, as adjusted for rebates and refunds, to the extent not paid by the Third Party.

Net Sales shall not include any payments among Aegerion, its Affiliates and Sublicensees. Net Sales shall be determined in accordance with generally accepted accounting principles, consistently applied. Net Sales for any Combination Product shall be calculated on a country-by-country basis by multiplying actual Net Sales of such Combination Product by the fraction A/B, where A is the weighted average price paid for the Licensed Product contained in such Combination Product if such License Product is sold separately in finished form in such country, and B is the weighted average invoice price paid for such Combination Product in such country. If such Licensed Product is not sold separately in finished form in such country, the parties shall determine Net Sales for such Licensed Product by mutual agreement based on the relative contribution of such Licensed Product and each such other active ingredients in such Combination Product in accordance with the above formula, and shall take into account in good faith any applicable allocations and calculations that may have been made for the same period in other countries.

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1.16 “Phase III Trial” means a human clinical trial of a Licensed Product on a sufficient number of subjects that is designed to establish that a pharmaceutical product is safe and efficacious for its intended use, and to determine warnings, precautions and adverse reactions that are associated with such pharmaceutical product in the dosage range to be prescribed, which trial is intended to support regulatory approval of a Licensed Product, all as described in 21 C.F.R. 312.21(c). For purposes of this Agreement, “Initiation of Phase III Trial” for a Licensed Product means the first dosing of such Licensed Product in a human patient in a Phase III Trial.

1.17 “Technology” means know-how, trade secrets, chemical and biological materials, formulations, information, documents, studies, results, data and regulatory approvals, data, filings and correspondence (including DMFs), including biological, chemical, pharmacological, toxicological, pre-clinical, clinical and assay data, manufacturing processes and data, specifications, sourcing information, assays, and quality control and testing procedures, whether or not patented or patentable.

1.18 “Third Party” means any person or entity other than Aegerion or Bayer or any of their Affiliates.

1.19 “Valid Claim” means a claim of an issued and unexpired patent contained within the Bayer Patent Rights, which claim has not been revoked or held invalid or unenforceable by a court or other government agency of competent jurisdiction from which no appeal can be or has been taken and has not been held or admitted to be invalid or unenforceable through re-examination, disclaimer, reissue, opposition procedure, nullity suit or otherwise, and which claim covers a Licensed Product or its use.

Section 2. License Grant by Bayer.

2.1 Exclusive License. Bayer, for itself and on behalf of its Affiliates, hereby grants to Aegerion and its Affiliates a non-transferable (except in accordance with Section 10.1), exclusive (even as to Bayer and its Affiliates), worldwide license, with the right to sublicense in accordance with Section 2.2 only, under the Bayer Patent Rights and Bayer Know-How, to make, have made, use, sell, offer to sell, import, research, develop, commercialize and otherwise exploit Licensed Compounds and Licensed Products and Improvements (but with respect to Improvements, only to the extent that any such Improvement is used in connection with the foregoing licensed activities involving Licensed Compounds and Licensed Products). The foregoing license grant includes the right to make reference to all regulatory approvals, data, filings and correspondence (including DMFs) contained within the Bayer Know-How.

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2.2 Sublicenses.

(a) Subject to Section 2.3, the exclusive license contained in Section 2.1 includes the right to grant sublicenses (through multiple tiers) to Third Parties (each such Third Party sublicensee, a “Sublicensee”), provided that Aegerion shall remain responsible for the performance of its Sublicensees hereunder. Aegerion shall provide Bayer with a copy of the sublicense agreement for its Sublicensees within ninety (90) days of execution, which copy may be redacted to exclude financial and other sensitive terms and shall be treated as Confidential Information of Aegerion hereunder.

(b) Each sublicense granted by Aegerion to any rights licensed to it hereunder shall terminate immediately upon the termination of the license from Bayer to Aegerion with respect to such rights, provided that such sublicensed rights shall not terminate if, as of the effective date of such termination by Bayer pursuant to Section 9.2, a Sublicensee is not in material default of its obligations to Aegerion under its sublicense agreement, and within thirty (30) days of such termination the Sublicensee agrees in writing to be bound directly to Bayer under a license agreement substantially similar to this Agreement with respect to the rights sublicensed hereunder, substituting such Sublicensee for Aegerion.

2.3 Bayer First Right of Negotiation. In the event Aegerion desires at any time to have a Third Party sell one or more Licensed Products after their respective First Commercial Sale in a particular country or countries (a “Commercialization Agreement”), Aegerion shall notify Bayer of its desire and provide Bayer with written notice specifying the applicable Licensed Product(s) and country(ies). If Bayer notifies Aegerion in writing of its election to pursue a Commercialization Agreement for such Licensed Product(s) in such country(ies) within thirty (30) days of Bayer’s receipt of such notice, Aegerion and Bayer shall enter into good faith negotiations with respect to such Commercialization Agreement for a period of ninety (90) days following Aegerion’s receipt of such election from Bayer (the “Negotiation Period”). During the Negotiation Period, Aegerion shall provide Bayer with such information Controlled by Aegerion regarding such Licensed Product(s) as Bayer may reasonably request. If Aegerion and Bayer fail to enter into such Commercialization Agreement (notwithstanding those good faith negotiations), or if Bayer fails to notify Aegerion in writing of Bayer’s election to initiate the Negotiation Period within such 30-day period, Aegerion shall thereafter be free to negotiate and enter into a Commercialization Agreement with one or more Third Parties for some or all of such Licensed Product(s) and country(ies), without any further obligation or liability to Bayer. Bayer’s rights under this Section 2.3 shall not apply to any assignment by Aegerion permitted by Section 10.1, and this Section 2.3 shall terminate in full upon any such permitted assignment by Aegerion to a non-Affiliated Third Party.

2.4 Restrictions on Bayer.

(a) Bayer and its Affiliates shall not grant or provide to any Third Party any Technology, patent or other intellectual property rights or Confidential Information inconsistent with the terms of this Agreement. For as long as the license grant set forth in Section 2.1 is in effect, (i) Bayer Know-How shall be treated as Confidential Information of both Aegerion and Bayer, and Bayer and its Affiliates shall not disclose Bayer Know-How except as permitted by Sections 7.1(b) or 7.1(c), and (ii) Bayer and its Affiliates shall not provide to any person or entity (other than Aegerion) any Licensed Compounds whose use or sale infringes a Valid Claim.

(b) The Parties acknowledge that Bayer and its Affiliates do not currently have any MTP inhibitor program under development and currently do not anticipate initiating any such program. Furthermore, Bayer and its Affiliates do not currently, nor do they intend to, assist any Third Party in developing any MTP inhibitors. Notwithstanding the foregoing, except as otherwise prohibited by the terms of this Agreement, Bayer reserves the right to do research and development in the area of MTP inhibitors after the Effective Date.

LICENSE AGREEMENT

2.5 License Limitations. No licenses or other rights are granted by Bayer hereunder to use any trademark, trade name, trade dress or service mark owned or otherwise Controlled by Bayer or any of its Affiliates. All licenses and other rights are or shall be granted only as expressly provided in this Agreement, and no other licenses or other rights is or shall be created or granted hereunder by implication, estoppel or otherwise.

Section 3. Transfer of Bayer Know-How.

3.1 Documentation. During the thirty (30) day period following the Effective Date, Bayer shall provide to Aegerion one (1) electronic copy of all documents, data or other information listed on Exhibit A.

3.2 Purchase of Licensed Compound. During the eighteen (18) month period following the Effective Date, Aegerion shall have the right, but not the obligation, to purchase and have transferred from Bayer, in accordance with Aegerion’s directions, any portion of Bayer’s inventory of Licensed Compound from any batch that Aegerion may specify at a rate of one thousand five hundred Euros (€1,500) per kilogram of Licensed Compound. The foregoing right shall apply with respect to any batch of Bayer’s inventory of Licensed Compound set forth in Exhibit C. During such eighteen (18) month period, Bayer shall transfer to Aegerion, at Aegerion’s reasonable request, representative samples of Bayer’s inventory of License Compound from any such batch that Aegerion may specify for the purpose of testing such samples for viability (at Aegerion’s cost). With respect to any remaining inventory of Licensed Compound in Bayer’s or any of its Affiliates’ possession, (i) Bayer shall not, and shall cause its Affiliates not to, use or transfer to Third Parties any of such remaining inventory for any purpose and (ii) during such eighteen-month period, [CONFIDENTIAL TREATMENT REQUESTED] /*/. Bayer represents and warrants that (1) all of Bayer’s inventory of Licensed Compound has been manufactured in accordance with GMP, (2) Exhibit C contains a complete and accurate list of all batches of such inventory as of the Effective Date, including accurate information related thereto, and (3) each batch of all such inventory has a remaining shelf life as of the Effective Date equal to the period of time between the Effective Date and the “Retest date” set forth in Exhibit C for such batch.

3.3 Technical Assistance. During the six (6) month period following the Effective Date, Bayer shall reasonably cooperate with Aegerion to (i) provide (a) up to seventy (70) hours of technical assistance without charge to Aegerion and (b) any additional hours of technical assistance as Aegerion may reasonably request, for which Aegerion shall pay Bayer a rate of [CONFIDENTIAL TREATMENT REQUESTED] /*/ U.S. dollars (US$ [CONFIDENTIAL TREATMENT REQUESTED] /*/) per hour of such technical assistance, and (ii) transfer to Aegerion any additional Bayer Know-How licensed under Section 2.1, in each case to facilitate the transfer of development efforts related to Licensed Compounds and Licensed Products. Such cooperation shall include providing Aegerion with reasonable access by teleconference or in-person at Bayer’s facilities to Bayer personnel involved in the research and development of Licensed Compounds and Licensed Products to provide Aegerion with a reasonable level of technical assistance and consultation in connection with the transfer of Bayer Know-How.

LICENSE AGREEMENT

Section 4. Development and Commercialization.

4.1 Commercially Reasonable Efforts. Aegerion, or one of its Affiliates or Sublicensees, as applicable, shall use Commercially Reasonable Efforts to develop and commercialize at least one Licensed Product.

4.2 Responsibilities and Costs. Aegerion shall have sole responsibility for, and shall bear all its costs of conducting, all development and commercialization of Licensed Compounds and Licensed Products (including manufacturing all required materials, filing for and obtaining all required regulatory approvals and submitting any adverse event reports to the applicable regulatory authority). Aegerion shall own the results of all such activities, and as between the Parties, all such regulatory approvals shall be obtained by and in the name of Aegerion (or its Affiliates or Sublicensees).

4.3 Development Plan. Attached hereto as Exhibit D is a summary of Aegerion’s initial “Development Plan,” which summarizes Aegerion’s plans for the development of Licensed Products. At least semi-annually until a marketing approval in a country for the first Licensed Product, Aegerion shall provide to Bayer (i) any significant updates or revisions to the Development Plan for Bayer’s review (to the extent not prohibited by any agreement between Aegerion and a Sublicensee), and (ii) a report presenting a meaningful summary of the development activities accomplished by Aegerion through the end of the preceding semi-annual period. Further, in the event Aegerion’s Board of Directors passes a final resolution to provide notice of the discontinuation of the development of Licensed Compounds and Licensed Products hereunder, Aegerion shall notify Bayer in writing thereof within five (5) days of such final resolution, provided that such final resolution or discontinuation of development shall not affect Aegerion’s rights hereunder.

Section 5. Aegerion Payments.

5.1 Initial License Fee. Aegerion shall pay to Bayer seven hundred and fifty thousand U.S. dollars (US$750,000) within thirty (30) days after the Effective Date.

5.2 Milestone Payments. As set forth in the following table, Aegerion shall make Milestone Payments to Bayer upon achievement of each of the Milestones Events. Each Milestone Payment shall be payable by Aegerion to Bayer within thirty (30) days after the achievement of the corresponding Milestone Event with respect to the first Licensed Product. Only one set of Milestone Payments are payable hereunder no matter how many times any of the Milestone Events are achieved.

“Milestone Event”	“Milestone Payment”

1. [CONFIDENTIAL TREATMENT REQUESTED] /*/	US$ [CONFIDENTIAL TREATMENT REQUESTED] /*/

2. [CONFIDENTIAL TREATMENT REQUESTED] /*/	US$ [CONFIDENTIAL TREATMENT REQUESTED] /*/

3. [CONFIDENTIAL TREATMENT REQUESTED] /*/	US$ [CONFIDENTIAL TREATMENT REQUESTED] /*/

5.3 Annual Payments. Aegerion shall pay to Bayer, within [CONFIDENTIAL TREATMENT REQUESTED] /*/ ([CONFIDENTIAL TREATMENT REQUESTED] /*/) days after the start of the

LICENSE AGREEMENT

corresponding calendar year, the following amounts, which amounts when paid shall be non-refundable: (i) for calendar year 2007, [CONFIDENTIAL TREATMENT REQUESTED] /*/ United States dollars (US$ [CONFIDENTIAL TREATMENT REQUESTED] /*/), (ii) for calendar year 2008, [CONFIDENTIAL TREATMENT REQUESTED] /*/ United States dollars (US$ [CONFIDENTIAL TREATMENT REQUESTED] /*/), (iii) for calendar year 2009, [CONFIDENTIAL TREATMENT REQUESTED] /*/ United States dollars (US$ [CONFIDENTIAL TREATMENT REQUESTED] /*/), (iv) for calendar year 2010, [CONFIDENTIAL TREATMENT REQUESTED] /*/ dollars (US$ [CONFIDENTIAL TREATMENT REQUESTED] /*/) and (v) for calendar year 2011, [CONFIDENTIAL TREATMENT REQUESTED] /*/ United States dollars (US$ [CONFIDENTIAL TREATMENT REQUESTED] /*/) (each, an “Annual Payment”); provided, however, that each Annual Payment shall be creditable against the Milestone Payments as such Milestone Payments become payable. [CONFIDENTIAL TREATMENT REQUESTED] /*/

5.4 Commercialization Milestone Payment. A one-time milestone payment of five million U.S. dollars (US$5,000,000) shall be payable by Aegerion to Bayer within thirty (30) days after the end of the calendar year in which Aegerion and its Affiliates and Sublicensees first achieves aggregate Net Sales of all Licensed Products on which royalties are paid hereunder of two hundred fifty million U.S. dollars (US$250,000,000).

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5.5 Royalties.

(a) Royalties. Subject to the terms and conditions of this Agreement (including the remainder of this Section 5), Aegerion shall pay to Bayer royalties, on a country-by-country and product-by-product basis for the period of time specified in Section 5.5(b), at the graduated royalty rates specified in the following table with respect to the aggregate annual worldwide Net Sales of all Licensed Products in a calendar year:

Aggregate Annual Worldwide Net Sales of All Licensed Products in a Calendar Year	Royalty Rate

On such Net Sales up to one hundred million U.S. dollars (US$100,000,000)	[CONFIDENTIAL TREATMENT REQUESTED] /*/ percent ([CONFIDENTIAL TREATMENT REQUESTED] /*/%)

On such Net Sales above one hundred million U.S. dollars (US$100,000,000) and up to two hundred fifty million U.S. dollars (US$250,000,000)	[CONFIDENTIAL TREATMENT REQUESTED] /*/ ([CONFIDENTIAL TREATMENT REQUESTED] /*/%)

On such Net Sales above two hundred fifty million U.S. dollars (US$250,000,000) and up to five hundred million U.S. dollars (US$500,000,000)	[CONFIDENTIAL TREATMENT REQUESTED] /*/ percent ([CONFIDENTIAL TREATMENT REQUESTED] /*/%)

On such Net Sales above five hundred million U.S. dollars (US$500,000,000)	[CONFIDENTIAL TREATMENT REQUESTED] /*/ percent ([CONFIDENTIAL TREATMENT REQUESTED] /*/%)

The applicable royalty rate shall be determined by reference to all Net Sales on which royalties are paid in a given calendar year. [CONFIDENTIAL TREATMENT REQUESTED] /*/

(b) Royalty Term. The royalties due under Section 5.5(a) shall be payable on Net Sales from the First Commercial Sale of a particular Licensed Product until the later of, on a country-by-country basis, (i) the expiration of the last to expire patent in such country within the Bayer Patent Rights containing a Valid Claim covering such Licensed Product or its use for which regulatory approval has been obtained in such country, or (ii) ten (10) years from such First Commercial Sale, provided that such 10-year period shall apply only if there was in such country a Valid Claim within the Bayer Patent Rights covering such Licensed Product or its use for which regulatory approval had been obtained in such country, and further provided that if royalties are owed on account of this clause (ii) but not the preceding clause (i), the royalty rates specified in Section 5.5(a) shall be reduced by [CONFIDENTIAL TREATMENT REQUESTED] /*/ percent ([CONFIDENTIAL TREATMENT REQUESTED] /*/%). For clarity, only one 10-year period under the foregoing clause (ii) above shall apply for all Licensed Products containing the same Licensed Compound (i.e., for a given chemical entity, not including all of the variations thereof identified in clause (b) of the “Licensed Compound” definition).

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(c) Generic Competition. The royalty rates specified in Sections 5.5(a) and 5.5(b) shall be reduced by [CONFIDENTIAL TREATMENT REQUESTED] /*/ ([CONFIDENTIAL TREATMENT REQUESTED] /*/) on a country-by-country basis at any such time where the sale of one or more Generic Product(s) in such country exceeds [CONFIDENTIAL TREATMENT REQUESTED] /*/ percent ([CONFIDENTIAL TREATMENT REQUESTED] /*/%) of the unit sales volume for the applicable Licensed Product in that country, as measured by IMS Health or its successor. Such reduction shall be first applied with respect to such country starting with sales in the calendar quarter following the first calendar quarter where the sales of the Generic Product(s) in such country exceed [CONFIDENTIAL TREATMENT REQUESTED] /*/ percent ([CONFIDENTIAL TREATMENT REQUESTED] /*/%) of the unit sales volume of the applicable Licensed Product.

(d) Only One Royalty. Only one royalty shall be due with respect to the sale of the same unit of Licensed Product. Only one royalty shall be due hereunder on the sale of a Licensed Product even if the manufacture, use, sale, offer for sale or importation of such Licensed Product infringes more than one claim of the Bayer Patent Rights.

5.6 Credits and Reductions. The following shall apply to amounts payable to Bayer hereunder:

(a) Dominated IP. [CONFIDENTIAL TREATMENT REQUESTED] /*/ percent ([CONFIDENTIAL TREATMENT REQUESTED] /*/%) of third party royalties and milestones of actual costs paid or payable by Aegerion and its Affiliates for licenses and acquisitions by Aegerion, its Affiliates or Sublicensees of patent or other intellectual property rights dominating or dominated by Bayer Patent Rights and therefore necessary to practice some or all of the Bayer Patent Rights in a particular country shall be creditable against payments owed Bayer under Sections 5.2 to 5.5.

(b) Other IP. Third party royalties and milestones (other than as credited under Section 5.6(a)) for the actual costs paid or payable by Aegerion and its Affiliates for licenses and acquisitions by Aegerion, its Affiliates or Sublicensees of patent or other intellectual property rights reasonably necessary for the manufacture, use, sale, offer for sale or importation of any Licensed Product in a particular country shall be creditable against payments owed Bayer under Sections 5.2 to 5.5, provided that, in the case of royalties, only where the aggregate royalty burden for such Licensed Product in a particular country exceeds [CONFIDENTIAL TREATMENT REQUESTED] /*/ percent ([CONFIDENTIAL TREATMENT REQUESTED] /*/%) of the Blended Rate (as defined below) and in such a royalty case, Aegerion will be entitled to a credit in the amount of [CONFIDENTIAL TREATMENT REQUESTED] /*/ percent ([CONFIDENTIAL TREATMENT REQUESTED] /*/%) of such excess. For purposes of this Agreement, “Blended Rate” means (1) the total amount of royalties that would be payable in the applicable calendar quarter and prior three (3) calendar quarters with respect to the applicable Licensed Product under Section 5.5 (without any reduction under this Section 5.6), divided by (2) the total Net Sales on which royalties are paid for such Licensed Product for that same period, expressed as a percentage.

Notwithstanding the foregoing provisions of this Section 5.6 or Sections 6.3(c) or 6.4, in no event shall Bayer receive less than [CONFIDENTIAL TREATMENT REQUESTED] /*/ percent ([CONFIDENTIAL TREATMENT REQUESTED] /*/%) of the aggregate original payments due hereunder under Sections 5.2 to 5.5 for any given calendar quarter (with any unused credits to accumulate and be applied against future payments due to Bayer).

5.7 Payment Terms.

(a) Manner of Payment. All payments to be made by Aegerion hereunder shall be made in U.S. dollars by wire transfer to such bank account as Bayer may designate.

(b) Reports and Royalty Payments. For as long as royalties are due under Section 5.5(a), Aegerion shall furnish to Bayer a written report, within forty-five (45) days after the end of each calendar quarter, showing the amount of Net Sales of Licensed Products and royalty due for such calendar quarter.

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Royalty payments for each calendar quarter shall be due at the same time as such written report for the calendar quarter. The report shall include, at a minimum, the following information for the applicable calendar quarter, each listed by product and by country of sale: (i) the number of units of Licensed Products sold by Aegerion and its Affiliates and Sublicensees on which royalties are owed Bayer hereunder; (ii) the gross amount received for such sales; (iii) deductions taken from Net Sales as specified in the definition thereof; (iv) Net Sales; (v) the amounts of any credits or reductions permitted by Section 5.6 or elsewhere hereunder; (vi) the royalties and Milestone Payments owed to Bayer, listed by category; and (vii) the computations for any applicable currency conversions pursuant to Section 5.7(d). Aegerion shall use commercially reasonable efforts to obtain permission from each Sublicensee to share with Bayer the information listed in the foregoing clauses (other than clause (iv)) as it relates to Net Sales made by such Sublicensee, and to the extent successful, will include such Sublicensee information in such report. All such reports shall be treated as Confidential Information of Aegerion.

(c) Records and Audits. Aegerion shall keep, and shall cause each of its Affiliates and Sublicensees, as applicable, to keep adequate books and records of accounting for the purpose of calculating all royalties payable to Bayer hereunder. For the two (2) years next following the end of the calendar year to which each shall pertain, such books and records of accounting (including those of Aegerion’s Affiliates and Sublicensees, as applicable) shall be kept at each of their principal place of business and shall be open for inspection at reasonable times and upon reasonable notice by an independent certified accountant selected by Bayer, and which is reasonably acceptable to Aegerion, for the sole purpose of inspecting the royalties due to Bayer under this Agreement. In no event shall such inspections be conducted hereunder more frequently than once every twelve (12) months. Such accountant must have executed and delivered to Aegerion and its Affiliates and Sublicensees, as applicable, a confidentiality agreement as reasonably requested by Aegerion, which shall include provisions limiting such accountant’s disclosure to Bayer to only the results and basis for such results of such inspection. The results of such inspection, if any, shall be binding on both Parties. Any underpayments shall be paid by Aegerion within thirty (30) days of notification of the results of such inspection. Any overpayments shall be fully creditable against amounts payable in subsequent payment periods. Bayer shall pay for such inspections, except that in the event there is any upward adjustment in aggregate royalties payable for any calendar year shown by such inspection of more than [CONFIDENTIAL TREATMENT REQUESTED] /*/ percent ([CONFIDENTIAL TREATMENT REQUESTED] /*/%) of the amount paid, Aegerion shall reimburse Bayer for any reasonable out-of-pocket costs of such accountant. Any underpayments or overpayments under this Section 5.7(c) shall be subject to the currency exchange provisions set forth in Section 5.7(d) as applied to the calendar quarter during which the royalty obligations giving rise to such underpayment or overpayment were incurred by Aegerion.

(d) Currency Exchange. With respect to Net Sales invoiced in U.S. dollars, the Net Sales and the amounts due to Bayer hereunder shall be expressed in U.S. dollars. With respect to Net Sales invoiced in a currency other than U.S. dollars, the Net Sales shall be expressed in the domestic currency of the entity making the sale, together with the U.S. dollar equivalent, calculated using the official rate of exchange of such domestic currency as quoted by the Wall Street Journal, New York edition, for the last business day of the calendar quarter for which the payment is made.

(e) Tax Withholding; Value-Added Tax. Aegerion shall have the right to withhold from payments due hereunder any tax which Bayer is liable to under the appropriate tax laws and for the payments of which Aegerion is responsible. Bayer shall be sent tax receipts by Aegerion certifying the payments of the tax, so that Bayer may use it for claiming a credit on the tax payable by Bayer in Germany on such payments. No deduction shall be made or a reduced amount shall be deducted if Bayer furnishes a document from all required tax authorities to Aegerion sufficiently before the due date of the payments, certifying that the payments are exempt from tax or subject to a reduced tax rate according to the applicable convention for the avoidance of double taxation. Except for such withholding taxes and except for the personal corporate income tax of Bayer, any other taxes, assessments, fees and charges

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imposed against payments due to Bayer hereunder shall be borne by Aegerion. Besides the above said, both Parties will undertake commercially reasonable efforts to minimize the allover tax burden for each of the Parties. Value-added tax shall apply as legally required.

(f) Interest Due. Aegerion shall pay Bayer interest on any payments that are not paid on or before the date such payments are due under this Agreement at a rate of [CONFIDENTIAL TREATMENT REQUESTED] /*/ percent ([CONFIDENTIAL TREATMENT REQUESTED] /*/%) per month or the maximum applicable legal rate, if less, calculated on the total number of days payment is delinquent.

Section 6. Patent Prosecution, Infringement and Extensions.

6.1 Appointment and Cooperation. With respect to all of the rights and activities of Aegerion set forth in this Section 6, Bayer hereby appoints Aegerion as its agent for such purposes with the authority to act on Bayer’s behalf with respect to the Bayer Patent Rights. Bayer shall cooperate with Aegerion in the exercise of Aegerion’s authority granted herein, and shall execute such documents and take such additional action as Aegerion may request in connection therewith. The Parties shall update Exhibits B-1 and B-2 upon either Party’s reasonable request.

6.2 Prosecution and Maintenance.

(a) By Aegerion. On the Effective Date, Bayer shall provide Aegerion with copies of the complete prosecution files for all patents and patent applications listed on Exhibit B. Aegerion shall be solely responsible for the preparation, prosecution (including any interferences, oppositions, reissue proceedings and reexaminations) and maintenance of the Bayer Patent Rights, and all filing, prosecution, and maintenance decisions with respect to the Bayer Patent Rights shall be made by Aegerion, provided Bayer shall retain the right to give comments to Aegerion on material aspects of those activities. Aegerion shall be responsible for all its costs incurred for such preparation, prosecution and maintenance. Each Party shall provide to the other Party copies of any papers relating to the filing, prosecution or maintenance of Bayer Patent Rights promptly upon receipt. Bayer shall not take any action with respect to the prosecution or maintenance of any Bayer Patent Rights without the prior written consent of Aegerion, except as contemplated by Section 6.2(b).

(b) By Bayer. Aegerion shall not knowingly permit any of the Bayer Patent Rights to be abandoned in any country without Bayer first being given an opportunity to assume full responsibility for the continued prosecution and maintenance of same. In the event that Aegerion decides not to continue the prosecution or maintenance of a patent application or patent within Bayer Patent Rights in any country, Aegerion shall provide Bayer with notice of this decision at least thirty (30) days prior to any pending lapse or abandonment thereof. In the event that Bayer elects to assume responsibility for such prosecution and maintenance within thirty (30) days of Aegerion’s notice, Section 6.2(a) shall thereafter apply to such patent application(s) and patent(s) except that the role of Aegerion and Bayer shall be reversed thereunder (including that Bayer shall be solely responsible for all costs arising from those activities). Such patent application(s) and patent(s) shall otherwise continue to be subject to all of the terms and conditions of the Agreement in the same way as the other Bayer Patent Rights.

(c) Bayer Improvement Patents. For any Bayer Improvement Patents, the roles of the Parties under this Sections 6.2 shall be reversed.

6.3 Enforcement and Defense.

(a) By Aegerion. In the event that Bayer or Aegerion becomes aware of a suspected infringement of any Bayer Patent Right, or any such Bayer Patent Right is challenged in any action or proceeding (other than any interferences, oppositions, reissue proceedings or reexaminations, which are addressed above), such Party shall notify the other Party promptly, and following such notification, the Parties shall confer. Aegerion shall have the right, but shall not be obligated, to defend any such action or

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proceeding or bring an infringement action with respect to such infringement at its own expense, in its own name and entirely under its own direction and control, or settle any such action or proceeding by sublicense. Bayer shall reasonably assist Aegerion in any action or proceeding being defended or prosecuted if so requested, and shall join such action or proceeding if reasonably requested by Aegerion or required by applicable law. Bayer shall have the right to participate in any such action or proceeding with its own counsel at its own expense and without reimbursement.

(b) By Bayer. If Aegerion elects not to settle, defend or bring any action for infringement described in Section 6.3(a) and so notifies Bayer, then, if and only if such infringement would give rise to royalties payable to Bayer hereunder had Aegerion conducted the alleged infringing activities, Bayer may defend or bring such action at its own expense, in its own name and entirely under its own direction and control, subject to the following: Aegerion shall reasonably assist Bayer in any action or proceeding being defended or prosecuted if so requested, and shall join such action or proceeding if requested by Bayer or required by applicable law. Aegerion shall have the right to participate in any such action or proceeding with its own counsel at its own expense and without reimbursement. No settlement of any such action or proceeding which restricts the scope, or adversely affects the enforceability, of a Bayer Patent Right may be entered into by Bayer without the prior written consent of Aegerion.

(c) Escrow in Certain Circumstances. On a country-by-country and product-by-product basis, in any action or proceeding in which a Third Party challenges the validity or enforceability of all (and not less than all) of the Valid Claims under the Bayer Patent Rights in such country that cover such Licensed Product or its use (including by way of interference, opposition, reissue proceeding or reexamination, or in response to enforcement pursuant to Section 6.3), then upon filing of such action or proceeding by a Third Party, fifty percent (50%) of all the royalties which would otherwise be paid to Bayer, with respect to such Licensed Product for such country affected by such action or proceeding, shall be deposited in an interest bearing escrow account, until such time as all such Valid Claims expire. All monies in such escrow account, together with all accrued interest, shall be retained by Aegerion if all such Valid Claims are found invalid or unenforceable by a court of proper jurisdiction in a decision unappealable or unappealed within the time allowed for appeal, and, if at least one such Valid Claim is found not invalid and not unenforceable by a court of proper jurisdiction in such a decision, all monies in such escrow account, together with all accrued interest, shall be released to Bayer immediately.

(d) Withdrawal. If either Party brings an action or proceeding under this Section 6.3 and subsequently ceases to pursue or withdraws from such action or proceeding, it shall promptly notify the other Party and the other Party may substitute itself for the withdrawing Party under the terms of this Section 6.3.

(e) Damages. In the event that either Party exercises the rights conferred in this Section 6.3 and recovers any damages or other sums in such action or proceeding or in settlement thereof, such damages or other sums recovered shall first be applied to all out-of-pocket costs and expenses incurred by the Parties in connection therewith (including attorneys fees), unless not reimbursable hereunder. If such recovery is insufficient to cover all such costs and expenses of both Parties, the controlling Party’s costs shall be paid in full first before any of the other Party’s costs. If after such reimbursement any funds shall remain from such damages or other sums recovered, [CONFIDENTIAL TREATMENT REQUESTED] /*/.

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6.4 Third Party IP Claims. In the event of (i) a holding in any action or proceeding enjoining Aegerion or any of its Affiliates or Sublicensees from manufacturing, using, selling, offering for sale, importing, developing or commercializing any Licensed Compounds or Licensed Products, or holding Aegerion or any such other entities liable for damages for any such activities, in each case such holding unappealable or unappealed within the time allowed for appeal, or (ii) a settlement of any action or proceeding requiring payment of damages by Aegerion or any such party, Bayer shall refund to Aegerion royalties paid with respect to all Licensed Products affected by such action or proceeding, from the time such action or proceeding is first brought, sufficient to reimburse Aegerion and all such entities for [CONFIDENTIAL TREATMENT REQUESTED] /*/ percent ([CONFIDENTIAL TREATMENT REQUESTED] /*/%) of all damages and costs and expenses paid or incurred by any of them with respect to such action or proceeding attributable to infringement or misappropriation of any Third Party’s patent or other intellectual property rights, provided that in no event shall Bayer be required to refund more than [CONFIDENTIAL TREATMENT REQUESTED] /*/ percent ([CONFIDENTIAL TREATMENT REQUESTED] /*/%) of any such royalties paid by Aegerion, and provided further, in the event that such refund is not sufficient to compensate for such [CONFIDENTIAL TREATMENT REQUESTED] /*/ percent ([CONFIDENTIAL TREATMENT REQUESTED] /*/%) of all such damages and expenses, Aegerion shall be entitled to reduce royalties payable to Bayer by up to [CONFIDENTIAL TREATMENT REQUESTED] /*/ percent ([CONFIDENTIAL TREATMENT REQUESTED] /*/%) hereunder in each subsequent calendar quarter until such time as Aegerion recovers in full such [CONFIDENTIAL TREATMENT REQUESTED] /*/ percent ([CONFIDENTIAL TREATMENT REQUESTED] /*/%) of all such damages and expenses.

6.5 Patent Extensions; Orange Book Listings; Patent Certifications.

(a) Patent Term Extension. If elections with respect to obtaining patent term extension or supplemental protection certificates or their equivalents in any country with respect to Bayer Patent Rights or other patent rights covering Licensed Products or their manufacture or use are available, Aegerion shall have the sole right to make any such elections.

(b) Data Exclusivity and Orange Book Listings. With respect to data exclusivity periods (such as those periods listed in the FDA’s Orange Book (including any available pediatric extensions) or periods under national implementations of Article 10.1(a)(iii) of Directive 2001/EC/83, and all equivalents in any country), Aegerion shall have the sole right to seek and maintain all such data exclusivity periods available for the Licensed Products.

(c) Notification of Patent Certification. Bayer shall notify and provide Aegerion with copies of any allegations of alleged patent invalidity, unenforceability or non-infringement of a Bayer Patent Right pursuant to a Paragraph IV Patent Certification by a Third Party filing an Abbreviated New Drug Application, an application under §505(b)(2) of the United States Federal Food, Drug, and Cosmetic Act, as amended, or any other similar patent certification by a Third Party, and any foreign equivalent thereof. Such notification and copies shall be provided to Aegerion within two (2) days after Bayer receives such certification, and shall be sent to the address set forth in Section 10.5.

Section 7. Confidential Information and Publicity.

7.1 Confidentiality.

(a) Confidential Information. Except as expressly provided herein, each of the Parties agrees that, for itself and its Affiliates, and for as long as this Agreement is in effect and for a period of

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ten (10) years thereafter, a Party and its Affiliates (the “Receiving Party”) receiving Confidential Information of the other Party or its Affiliates (the “Disclosing Party”) shall (i) not disclose such Confidential Information to any Third Party without the prior written consent of the Disclosing Party, except for disclosures expressly permitted below, and (ii) not use such Confidential Information for any purpose except those licensed or otherwise authorized or permitted by this Agreement. For clarity, all Confidential Information of Aegerion received by or disclosed to Bayer hereunder shall be used by Bayer only for ensuring that Aegerion complies with its obligations hereunder and for no other purposes.

(b) Exceptions. The obligations in Section 7.1(a) shall not apply with respect to any portion of the Confidential Information that the Receiving Party can show by competent proof:

(i) is publicly disclosed by the Disclosing Party, either before or after it is disclosed to the Receiving Party hereunder;

(ii) was known to the Receiving Party or any of its Affiliates, without any obligation to keep it confidential or any restriction on its use, prior to disclosure by the Disclosing Party;

(iii) is subsequently disclosed to the Receiving Party or any of its Affiliates by a Third Party lawfully in possession thereof and without any obligation to keep it confidential or any restriction on its use;

(iv) is published by a Third Party or otherwise becomes publicly available or enters the public domain, either before or after it is disclosed to the Receiving Party; or

(v) has been independently developed by employees or contractors of the Receiving Party or any of its Affiliates without the aid, application or use of Confidential Information of the Disclosing Party.

(c) Authorized Disclosures. The Receiving Party may disclose Confidential Information belonging to the Disclosing Party to the extent (and only to the extent) such disclosure is reasonably necessary in the following instances:

(i) subject to Section 7.2, by either Party in order to comply with applicable non-patent law (including any securities law or regulation or the rules of a securities exchange) and with judicial process, if in the reasonable opinion of the Receiving Party’s counsel, such disclosure is necessary for such compliance;

(ii) by either Party, in connection with prosecuting or defending litigation, making regulatory filings, and filing, prosecuting and enforcing patent applications and patents (including Bayer Patent Rights in accordance with Section 6);

(iii) by Aegerion, to its Affiliates, potential and future collaborators (including Sublicensees), permitted acquirers or assignees under Section 10.1, research collaborators, subcontractors, investment bankers, investors, lenders, and their and each of Aegerion and its Affiliates’ respective directors, employees, contractors and agents; and

(iv) by Bayer to its Affiliates, permitted acquirers or assignees under Section 10.1, investment bankers, investors, lenders, and their and Bayer and its Affiliates’ respective directors, employees, contractors and agents, provided that (1) with respect to Section 7.1(c)(i) or 7.1(c)(ii), where reasonably possible, the Receiving Party shall notify the Disclosing Party of the Receiving Party’s intent to make any disclosure pursuant thereto sufficiently prior to making such disclosure so as to allow the Disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information to be disclosed, and (2) with respect to Sections 7.1(c)(iii) and 7.1(c)(iv), each of those named people and entities must be bound prior to disclosure by confidentiality and non-use restrictions at least as restrictive

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as those contained in this Section 7 (other than investment bankers, investors and lenders, who must be bound prior to disclosure by commercially reasonable obligations of confidentiality). In addition to the foregoing, Aegerion and its Affiliates and Sublicensees may make such disclosures of Bayer Know-How specifically concerning the Licensed Compound and its use as any of them may deem reasonably necessary for their business.

7.2 Terms of this Agreement; Publicity.

(a) The Parties agree that the terms of this Agreement shall be treated as Confidential Information of both Parties, and thus may be disclosed only as permitted by Section 7.1(c). Each Party agrees not to issue any press release or public statement disclosing information relating to this Agreement or the transactions contemplated hereby or the terms hereof without the prior written consent of the other Party (or as such consent may be obtained in accordance with Section 7.2(b)), which consent shall not be unreasonably withheld, or as permitted by Section 7.1(c).

(b) In the event either Party (the “Issuing Party”) desires to issue a press release or other public statement disclosing information relating to this Agreement or the transactions contemplated hereby or the terms hereof, the Issuing Party shall provide the other Party (the “Reviewing Party”) with a copy of the proposed press release or public statement (the “Release”). The Reviewing Party shall have three (3) business days to provide any comments on such Release, and if the Receiving Party fails to provide any comments during such three-day period, the Reviewing Party shall be deemed to have consented to the issuance of such Release. If the Receiving Party provides any comments, the Parties shall consult on the such Release and work in good faith to prepare a mutually acceptable Release. Either Party may subsequently publicly disclose any information previously contained in any Release so consented to.

7.3 Relationship to the Confidentiality Agreement. This Agreement supersedes the Confidentiality Agreement, provided that all “Confidential Information” disclosed or received by the Parties thereunder shall be deemed “Confidential Information” hereunder and shall be subject to the terms and conditions of this Agreement.

Section 8. Warranties; Limitations of Liability; Indemnification

8.1 Bayer Representations and Warranties. Bayer covenants, represents and warrants to Aegerion that as of the Effective Date:

(a) Bayer is a corporation duly organized, validly existing and in good standing under the laws of state or jurisdiction in which it is incorporated, and it has full right and authority to enter into this Agreement and to grant the licenses and other rights to Aegerion as herein described.

(b) This Agreement has been duly authorized by all requisite corporate action, and when executed and delivered will become a valid and binding contract of Bayer enforceable against Bayer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other law affecting creditors’ rights generally from time to time if effect, and to general principles of equity.

(c) The execution, delivery and performance of this Agreement does not conflict with any other agreement, contract, instrument or understanding, oral or written, to which Bayer is a party, or by which it is bound, nor will it violate any law applicable to Bayer.

(d) All necessary consents, approvals and authorizations of all regulatory and governmental authorities and other persons or entities required to be obtained by Bayer in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained.

(e) Exhibit A contains a list of all Bayer Know-How in Bayer’s possession as of the Effective Date that Bayer has reasonably concluded Aegerion will find reasonably necessary or useful for

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the manufacture, use, sale, offer for sale, importation, research, development or commercialization or other exploitation of any Licensed Compounds or Licensed Products or Improvements. Attached hereto as Exhibit B is a complete and accurate list of all patents and patent applications owned (in whole or in part) or otherwise Controlled by Bayer or any of its Affiliates that the manufacture, use, sale, offer for sale or importation of any Licensed Compounds (alone or as part of any Combination Product) would infringe. To the knowledge of Bayer, the issued claims included in the Bayer Patent Rights are valid and enforceable, and no written claim has been made (except by a patent examiner during prosecution of the patent application(s) that resulted in any such issued patent claims), and no action or proceeding has been commenced or threatened, alleging to the contrary. Bayer is the sole and exclusive owner of all right, title and interest in and to the Bayer Patent Rights. None of the Bayer Patent Rights or Bayer Know-How is subject to any lien, security interest or other encumbrance. To Bayer’s knowledge, the conception and reduction to practice of the Bayer Patent Rights have not constituted or involved the misappropriation of trade secrets or other rights or property of any Third Party. There are no claims, judgments or settlements against or amounts with respect thereto owed by Bayer or any of its Affiliates relating to the Bayer Patent Rights. To Bayer’s knowledge, there has been no infringement by any Third Party of any Bayer Patent Rights. The use or practice of the license grant contained in Section 2.1 shall not trigger any payment obligation by Bayer or any of its Affiliates or Former Licensees (as defined below) to any Third Party.

(f) There is no pending action or proceeding alleging, or, to Bayer’s knowledge, any written communication alleging, that the manufacture, use, sale, offer for sale or importation of any Licensed Compounds (alone or as part of any Combination Product), the activities of Bayer or any of its Affiliates or any of their licensees with respect to any such Licensed Compounds, or the practice or use of the Bayer Patent Rights or Bayer Know-How, has or will infringe or misappropriate any patent or other intellectual property rights of any Third Party. Bayer has notified Aegerion of all such rights of any Third Party of which Bayer is aware that are related to the foregoing activities, including those patents set forth on Exhibit E-1.

(g) Except as set forth in Exhibit E-2:

(i) Pharmaceutical Product Development, Inc. (together with its affiliates, including Medical Research Laboratories International, LLC, collectively “PPD”) and Evan Stein, MD, PhD (“Dr. Stein”) constitute all Former Licensees known to Bayer, wherein “Former Licensees” means Bayer’s former licensees under any Bayer Patent Rights or Bayer Know-How with respect to any Licensed Compounds and their sublicensees, subcontractors, clinical partners and other collaborators.

(ii) Since Bayer has not done an in-depth analysis of IP since 2002 when implitapide was originally out-licensed, Bayer can only represent that to its knowledge in light of the gap identified, it has sufficient rights (by ownership or license) in and to all Former Licensees IP (as defined below) for all Former Licensee IP to be treated as Bayer Patent Rights and Bayer Know-How hereunder (including being subject to the exclusive license grant contained in Section 2.1), wherein “Former Licensee IP” means all Technology and patent and other intellectual property rights created or owned or otherwise Controlled by any Former Licensee or any of its Affiliates, in each case related to the manufacture, use, sale, offer for sale, importation, development or commercialization of any Licensed Compounds. Without limiting the generality of the foregoing, and to Bayer’s knowledge, PPD does not retain any right, title or interest in or to any Former Licensee IP, and no Former Licensee has filed or obtained any patent rights concerning any of those activities.

(iii) To the knowledge of Bayer, no Former Licensee has any supply of Licensed Compounds.

(h) To the extent that Bayer has the benefit of any contractual rights from any Former Licensees concerning the development or commercialization of any Licensed Compounds, Bayer shall

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use commercially reasonable efforts to exercise the same on behalf of Aegerion or any of its Affiliates or Sublicensees upon request (or if not so commercially reasonable, shall transfer the right to exercise the same to Aegerion or any of its Affiliates or Sublicensees as Aegerion may designate and as may be permitted by the applicable terms).

(i) As of the Effective Date, except as set forth in Exhibit E-3, Bayer does not have any knowledge of any scientific or clinical facts or circumstances that would materially and adversely affect the safety, efficacy or market performance of any Licensed Compounds (alone or as part of any Combination Product) that have not been communicated to Aegerion.

8.2 Aegerion Representations and Warranties. Aegerion covenants, represents and warrants to Bayer that as of the Effective Date:

(a) Aegerion is a corporation duly organized, validly existing and in good standing under the laws of state in which it is incorporated, and it has full right and authority to enter into this Agreement and to accept the rights and licenses granted as herein described.

(b) This Agreement has been duly authorized by all requisite corporate action, and when executed and delivered will become a valid and binding contract of Aegerion enforceable against Aegerion in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally from time to time if effect, and to general principles of equity.

(c) The execution, delivery and performance of this Agreement does not conflict with any other agreement, contract, instrument or understanding, oral or written, to which Aegerion is a party, or by which it is bound, nor will it violate any law applicable to Aegerion.

(d) All necessary consents, approvals and authorizations of all regulatory and governmental authorities and other persons or entities required to be obtained by Aegerion in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained.

8.3 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH HEREIN, NEITHER BAYER NOR AEGERION MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

8.4 Limitation of Liability. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT OR OTHERWISE, NEITHER PARTY SHALL BE LIABLE TO THE OTHER OR ANY THIRD PARTY WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES; PROVIDED, HOWEVER, THAT THIS SECTION 8.4 SHALL NOT APPLY TO THE PARTIES’ INDEMNIFICATION RIGHTS AND OBLIGATIONS UNDER SECTIONS 8.6(a) AND 8.6(b).

8.5 Performance by Affiliates. The Parties recognize that each Party may perform some or all of its obligations under this Agreement through Affiliates and Third Party contractors provided, however, that each Party shall remain responsible and liable for the performance by its Affiliates and Third Party contractors and shall cause its Affiliates and Third Party contractors to comply with the provisions of this Agreement in connection therewith.

8.6 Indemnification.

(a) Aegerion Indemnity. Aegerion hereby agrees to indemnify and hold Bayer and its Affiliates, and their respective employees, directors, agents and contractors, and their respective successors, heirs and assigns and representatives (“Bayer Indemnitees”) harmless from and against all claims, liability, threatened claims, damages, expenses (including reasonable attorneys’ fees), suits, proceedings, losses or judgments, whether for money or equitable relief, of any kind, including death,

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personal injury, illness, product liability or property damage or the failure to comply with applicable law (but not infringement or misappropriation of patents or other intellectual property rights) (collectively, “Losses”), arising from any Third Party claim due to the use, manufacture, sale, development or commercialization of any Licensed Compounds or Licensed Products by or for Aegerion or any of its Affiliates, Sublicensees, agents and contractors, except to the extent that such Losses arise from (a) the negligence, recklessness or willful misconduct of any Bayer Indemnitees or (b) any breach of this Agreement by Bayer.

(b) Bayer Indemnity. Bayer hereby agrees to indemnify and hold Aegerion, its Affiliates and Sublicensees, and their respective employees, directors, agents and contractors, and their respective successors, heirs and assigns and representatives (“Aegerion Indemnitees”) harmless from and against all Losses arising from any Third Party claim due to the use, manufacture, sale, development or commercialization of any Licensed Compounds or Licensed Products by or for Bayer or any of its Affiliates, licensees (other than Aegerion and its Affiliates and Sublicensees), agents and contractors, except to the extent that such Losses arise from (a) the negligence, recklessness or willful misconduct of any Aegerion Indemnitees or (b) any breach of this Agreement by Aegerion.

(c) Indemnification Procedure. A claim to which indemnification applies under Section 8.6(a) or Section 8.6(b) shall be referred to herein as a “Claim”. If any person or entity (each, an “Indemnitee”) intends to claim indemnification under this Section 8.6, the Indemnitee shall notify the other Party (the “Indemnitor”) in writing promptly upon becoming aware of any claim that may be a Claim (it being understood and agreed, however, that the failure by an Indemnitee to give such notice shall not relieve the Indemnitor of its indemnification obligation under this Agreement except and only to the extent that the Indemnitor is actually prejudiced as a result of such failure to give notice). The Indemnitor shall have the right to assume and control the defense of such Claim at its own expense with counsel selected by the Indemnitor and reasonably acceptable to the Indemnitee; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitee, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceedings. If the Indemnitor does not assume the defense of such Claim as aforesaid, the Indemnitee may defend such Claim but shall have no obligation to do so. The Indemnitee shall not settle or compromise any Claim without the prior written consent of the Indemnitor, and the Indemnitor shall not settle or compromise any Claim in any manner which would have an adverse effect on the Indemnitee’s interests, without the prior written consent of the Indemnitee, which consent, in each case, shall not be unreasonably withheld. The Indemnitee shall reasonably cooperate with the Indemnitor at the Indemnitor’s expense and shall make available to the Indemnitor all pertinent information under the control of the Indemnitee, which information shall be subject to Section 7.1.

8.7 Insurance. Aegerion shall procure and maintain insurance policies for the following coverages with respect to personal injury, bodily injury and property damage arising out of Aegerion’s performance under this Agreement: (a) during the term of this Agreement, comprehensive general liability, including broad form and contractual liability, in a minimum amount of $3,000,000 combined single limit per occurrence and in the aggregate; (b) prior to the commencement of clinical trials involving any Licensed Products, clinical trials coverage in a minimum amount of $5,000,000 combined single limit per occurrence and in the aggregate; and (c) prior to the First Commercial Sale of the first Licensed Product, product liability coverage, in a minimum amount of $2,000,000 combined single limit per occurrence and in the aggregate, with the coverage provided for in clauses (b) and (c) to remain in force during the term of this Agreement and for at least five (5) years thereafter. The policies of insurance required by this Section 8.7 shall be issued by an insurance carrier with an A.M. Best rating of “A” or better. Aegerion shall provide Bayer with insurance certificates evidencing the required coverage within thirty (30) days after the Effective Date and the commencement of each policy period and any renewal periods.

LICENSE AGREEMENT

Section 9. Term, Termination and Survival.

9.1 Term. This Agreement shall commence as of the Effective Date and, unless sooner terminated in accordance with the terms hereof or by mutual written consent, shall continue on a country-by-country and product-by-product basis until the end of the period during which royalties are due hereunder on Net Sales of such Licensed Product in such country. Upon the end of such period for such Licensed Product in such country, the license grant contained in Section 2.1 shall become perpetual, irrevocable and fully paid up with respect to such Licensed Product in such country.

9.2 Termination for Material Default. Either Party shall have the right to terminate this Agreement upon delivery of written notice to the other Party in the event of any default in the performance by such other Party of any of such other Party’s material obligations under this Agreement, provided that such default has not been cured within ninety (90) days, or, in the event such default results in a failure to make payment when due hereunder, thirty (30) days, after written notice thereof is given by the non-defaulting Party to the defaulting Party specifying the nature of the alleged default, provided the Parties shall take all reasonable steps to resolve the matter pursuant to the process set forth in Section 10.6(a) during the applicable cure period and before any such termination becomes effective. Termination of this Agreement by Bayer under this Section 9.2 shall be on a country-by-country and product-by-product basis (and not for the Agreement as a whole) if the default giving rise to termination is reasonably specific to one or more countries or one or more products (e.g., a royalty dispute for one product in one or more countries).

9.3 Termination for Convenience by Aegerion. Aegerion may terminate this Agreement in full for any reason effective upon sixty (60) days prior written notice to Bayer.

9.4 Termination for Insolvency. To the extent permitted by law, upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors (a “Bankruptcy Event”) by either Party, Bayer, in the case of a Bankruptcy Event by Aegerion, or Aegerion, in the case of a Bankruptcy Event by Bayer, may terminate this Agreement; provided, however, that, in the case of any involuntary bankruptcy proceeding, such right to terminate shall only become effective if the subject Party consents to the involuntary bankruptcy or such proceeding is not dismissed within ninety (90) days after the filing thereof. Each Party shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code and foreign equivalents, including that upon commencement of a bankruptcy proceeding by or against such Party undergoing a bankruptcy proceeding (the “Affected Party”) under the U.S. Bankruptcy Code or foreign equivalents, the non-Affected Party shall be entitled to complete duplicates of or complete access to, as such non-Affected Party deems appropriate, any Technology and patent and other intellectual property rights and all embodiments hereof licensed or to be transferred to such non-Affected Party hereunder by the Affected Party. Such Technology, rights and embodiments shall be promptly delivered to the non-Affected Party (i) upon any such commencement of a bankruptcy proceeding and upon written request thereof by the non-Affected Party, unless the Affected Party elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under the foregoing clause (i), upon the rejection of this Agreement by or on behalf of the Affected Party upon written request therefore by the non-Affected Party. This Section 9.4 is without prejudice to any rights the non-Affected Party may have arising under the U.S. Bankruptcy Code, foreign equivalents or other law.

LICENSE AGREEMENT

9.5 Effect of Certain Terminations. Upon termination of this Agreement by Bayer pursuant to Section 9.2 or 9.4 or by Aegerion pursuant to Section 9.3, or with respect to each applicable product and country as to which termination occurs pursuant to Section 9.2 (the rights and obligations of the Parties as to the remaining products and countries in which termination under Section 9.2 has not occurred, being unaffected by such termination), all rights and licenses granted to Aegerion in Section 2 shall terminate with respect to each such terminated product and country, with all rights of Aegerion under Bayer Patent Rights for each such terminated product and country reverting to Bayer, and Section 2.2(b) shall apply to all Sublicensees in each such terminated country for each such terminated product. Further, upon any such termination and at Bayer’s reasonable request, on a country-by-country and product-by-product basis, Aegerion shall grant to Bayer a license to use, and shall provide to Bayer a copy of, all regulatory approvals, data, filings and correspondence (including DMFs) then in Aegerion’s Control relating to such product and applicable to such country, but only for the continued development and commercialization of such product in such country, and provided that (i) all such information shall be treated as Confidential Information of Aegerion hereunder, (ii) such license and use shall be subject to any rights of any Sublicensees that survive any such termination as contemplated by Section 2.2(b) and this Section 9 (including, if such Sublicensee is an exclusive sublicensee for such product in such country, then there shall not be any such license nor any provision of such information by Aegerion but such Sublicensee shall agree to be bound to Bayer in place of Aegerion for purposes of this sentence), and (iii) if such termination occurs after Aegerion or any of its Affiliates or Sublicensees has filed for an NDA or its foreign equivalent or has obtained regulatory approval or has made a First Commercial Sale for such product in such country, then Bayer shall pay to Aegerion commercially reasonable royalties in an amount to be agreed to by the Parties on sales of such product in such country to reflect the investment in and value contributed by Aegerion and its Affiliates and Sublicensees to the development and commercialization of such product.

9.6 Right to Sell-Off Inventory. Upon termination of this Agreement for any reason, should Aegerion or any of its Affiliates or Sublicensees have any inventory of any Licensed Product, each of them shall have six (6) months thereafter in which to dispose of such inventory (subject to the payment to Bayer of any royalties due hereunder thereon).

9.7 Survival. In addition to the termination consequences set forth in Section 9.5, the following provisions shall survive expiration or termination of this Agreement for any reason, as well as any other provision which by its terms or by the context thereof, is intended to survive such termination: Sections 2.2(b), 2.5, 5.5(d), 5.7, 6.3 (but only with respect to any action or proceeding initiated before such expiration or termination), 6.4, 8.3, 8.4, 8.5 and 8.6, and Section 1, Section 7, Section 9 and Section 10. Expiration or termination of this Agreement for any reason shall not relieve the Parties of any liability or obligation which accrued hereunder prior to the effective date of such termination or expiration, nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity, subject to Section 10.6, with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation.

Section 10. General Provisions.

10.1 Assignment. Except as expressly provided by Section 2.1, 2.2 or 8.5, neither Party may assign this Agreement, delegate its obligations or otherwise transfer licenses or other rights created by this Agreement, without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided that each Party may assign this Agreement as a whole without such consent to an Affiliate or in connection with the acquisition (whether by merger, consolidation, sale or otherwise) of such Party or of that part of such Party’s business to which this Agreement relates, provided that such Party provides written notice to the other Party of such assignment and the assignee thereof agrees in writing to be bound as such Party hereunder. Any assignment or transfer in violation of this Section 10.1 shall be void. This Agreement shall inure to the benefit of, and be binding upon, the legal representatives, successors and permitted assigns of the Parties.

LICENSE AGREEMENT

10.2 Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement if, but only to the extent that, such failure or delay results from causes beyond the reasonable control of the affected Party, potentially including fire, floods, embargoes, terrorism, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or any other Party; provided that the Party affected shall promptly notify the other of the force majeure condition and shall exert reasonable efforts to eliminate, cure or overcome any such causes and to resume performance of its obligations as soon as possible.

10.3 Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their reasonable best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

10.4 Amendment; Waiver. This Agreement may not be modified, amended or rescinded, in whole or part, except by a written instrument signed by the Parties; provided that any unilateral undertaking or waiver made by one Party in favor of the other shall be enforceable if undertaken in a writing signed by the Party to be charged with the undertaking or waiver. No delay or omission by either Party hereto in exercising any right or power occurring upon any noncompliance or default by the other Party with respect to any of the terms of this Agreement shall impair any such right or power or be construed to be a waiver thereof. A waiver by either of the Parties of any of the covenants, conditions or agreements to be performed by the other shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant, condition or agreement herein contained.

LICENSE AGREEMENT

10.5 Notices. Except as otherwise provided herein, all notices under this Agreement shall be sent by certified mail or by overnight courier service, postage prepaid, to the following addresses of the respective Parties:

If to Aegerion, to:	Aegerion Pharmaceuticals, Inc.
c/o Scheer & Company, Inc.
250 West Main Street
Branford, Connecticut 06405
	Attention:	President

With a required copy to:	Goodwin Procter LLP
53 State Street
Boston, MA 02109
	Attention:	Kingsley L. Taft, Esq.

If to Bayer, to:	Bayer HealthCare AG
Aprather, WEG18A
42096 Wuppertal, Germany
	Attention:	Dr. Gunnar Riemann, Member of the Board of Management and President of the Pharmaceuticals Division

With a required copy to:	Bayer HealthCare
400 Morgan Lane
West haven, CT 06516
	Attention:	Paul Berry, Senior Vice President, General Counsel and Secretary

or to such address as each Party may hereafter designate by notice to the other Party. A notice shall be deemed to have been given on the date it is received by all required recipients for the noticed Party.

10.6 Dispute Resolution. Disputes arising under or in connection with this Agreement shall be resolved pursuant to this Section 10.6; provided, however, that in the event a dispute cannot be resolved without an adjudication of the rights or obligations of a Third Party (other than a Bayer Indemnitee or Aegerion Indemnitee identified in Sections 8.6(a) or 8.6(b), as applicable), the dispute procedures set forth in this Section 10.6 shall be inapplicable as to such dispute.

(a) In the event of a dispute between the Parties, the Parties shall first attempt in good faith to resolve such dispute by negotiation and consultation between themselves. In the event that such dispute is not resolved on an informal basis within forty-five (45) days, any Party may, by written notice to the other, have such dispute referred to each of the Parties’ respective CEOs or his or her designee (who shall be a senior executive), who shall attempt in good faith to resolve such dispute by negotiation and consultation for a thirty (30) day period following receipt of such written notice.

(b) In the event the Parties’ CEOs (or designees) are not able to resolve such dispute, either Party may at any time after such 30-day period submit such dispute to be finally settled by arbitration administered in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) in effect at the time of submission. The arbitration shall be heard and determined by three (3) arbitrators. Aegerion and Bayer shall each appoint one arbitrator and the third arbitrator shall be selected by the two Party-appointed arbitrators, or, failing agreement within sixty e(60) days following the date of receipt by the respondent of the claim, by the AAA. Such arbitration shall take place in New York, NY. The arbitration award so given shall be a final and binding determination of the dispute, shall be fully enforceable in any court of competent jurisdiction, and shall not include any damages expressly prohibited by Section 8.4.

LICENSE AGREEMENT

(c) Costs of arbitration are to be divided by the Parties in the following manner: Aegerion shall pay for the arbitrator it chooses, Bayer shall pay for the arbitrator it chooses, and the costs of the third arbitrator shall be divided equally between the Parties. Except in a proceeding to enforce the results of the arbitration or as otherwise required by law, neither Party nor any arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of both Parties.

10.7 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the state of New Jersey, without regard to its conflicts of law provisions.

10.8 Further Assurances. Each Party agrees to do and perform all such further acts and things and shall execute and deliver such other agreements, certificates, instruments and documents necessary or that the other Party may deem advisable in order to carry out the intent and accomplish the purposes of this Agreement and to evidence, perfect or otherwise confirm its rights hereunder.

10.9 Relationship of the Parties. Each Party is an independent contractor under this Agreement. Nothing contained herein is intended or is to be construed so as to constitute Bayer and Aegerion as partners, agents or joint venturers. Neither Party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any Third Party. There are no express or implied third party beneficiaries hereunder (except for Aegerion Indemnitees other than Aegerion and Bayer Indemnitees other than Bayer for purposes of Section 8.6).

10.10 Entire Agreement. This Agreement (along with the Exhibits) contains the entire understanding of the Parties with respect to the subject matter hereof and supersedes and replaces any and all previous arrangements and understandings, including the Confidentiality Agreement, whether oral or written, between the Parties with respect to the subject matter hereof.

10.11 Headings. The captions to the several Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Sections hereof.

10.12 Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting party shall not apply.

10.13 Interpretation. Whenever any provision of this Agreement uses the term “including” (or “includes”), such term shall be deemed to mean “including without limitation” (or “includes without limitations”). “Herein,” “hereby,” “hereunder,” “hereof” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used. All definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or the plural. Unless otherwise provided, all references to Sections and Exhibits in this Agreement are to Sections and Exhibits of this Agreement. References to any Sections include Sections and subsections that are part of the related Section (e.g., a section numbered “Section 2.2” would be part of “Section 2”, and references to “Section 2.2” would also refer to material contained in the subsection described as “Section 2.2(a)”)

10.14 Counterparts; Facsimiles. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Facsimile execution and delivery of this Agreement by either Party shall constitute a legal, valid and binding execution and delivery of this Agreement by such Party.

[Remainder of this Page Intentionally Left Blank]

LICENSE AGREEMENT

IN WITNESS WHEREOF, the Parties have caused this License Agreement to be executed by their respective duly authorized officers as of the Effective Date.

BAYER HEALTHCARE AG

By:	/s/ Gunnar Riemann
(Signature)
Name:	Dr. Gunnar Riemann
Title:	Member of the Board of Management and President of the Pharmaceuticals Division

Date:	June 5, 2006

BAYER HEALTHCARE AG

By:	/s/ Alexander Bey
(Signature)
Name:	Alexander Bey
Title:	CAO, Head of Law and Patents

Date:	May 31, 2006

AEGERION PHARMACEUTICALS, INC.

By:	/s/ Gerald Wisler
(Signature)
Name:	Gerald Wisler
Title:	President & CEO

Date:	May 24, 2006

LICENSE AGREEMENT

EXHIBIT A

BAYER KNOW-HOW TO BE TRANSFERRED TO AEGERION

•	Most recent version of the investigators brochure for implitapide (BAY 13-9952)

•	Complete contents of the implitapide (BAY 13-9952) Investigational New Drug Application filed with the FDA including:

•	In vitro, preclinical and clinical study and trial protocols

•	In vivo, preclinical and clinical study and trial data sets and study reports

•	Chemistry, Manufacturing and Control information

•	Correspondence with FDA

•	Other research and development items not included within those Investigational New Drug Application files including:

•	Publications (meeting abstracts and journal articles)

•	Methods relating to manufacture of implitapide (BAY 13-9952) and drug product formulation

•	Protocols, data sets and study reports relating to preclinical and clinical studies

•	Correspondence and submissions with any other regulatory authorities

Bayer shall not be required to transfer to Aegerion any Bayer Know-How for which Bayer does not have the right to transfer to Aegerion (including data owned by PPD).

LICENSE AGREEMENT

EXHIBIT B-1

BAYER PATENT RIGHTS

BAYER PATENT RIGHTS UNDER SECTION 1.3(a)

Le A 30 699

Land	Anmeldenr.	Anmeldedat.	Erteilungsnr.	Erteilungsdat.	Ablaufdat.	Veröff.-nr.	Offenl.-dat.
AR	333677	28.09.1995			28.09.2015
AR 01	104863	15.09.2000			28.09.2015
AU	32920-95	27.09.1995	700609	20.11.1998	27.09.2015
BY	950624	03.10.1995	5422	24.04.2003	03.10.2015
CA	2159546	29.09.1995			29.09.2015
CL	1513-95	02.10.1995	40031	19.07.1999	19.07.2014
CN	95117117	04.10.1995	52189	10.12.1999	04.10.2015
CN 01	98126085	30.12.1998			04.10.2015
CZ	2567-95	03.10.1995	291348	11.12.2002	03.10.2015
DO		27.09.1995	5232	11.04.1996	27.09.2010
DZ	116-95	02.10.1995			02.10.2015
EE	9500071	03.10.1995	3527	15.10.2001	03.10.2015
FI	954681	02.10.1995	113048	27.02.2004	02.10.2015
FI 01	20002693	08.12.2000	108791	28.03.2002	02.10.2015
HK	98104346	19.05.1998			20.09.2015
HN	9160-95	29.09.1995	3769-181-VII	15.06.2000	29.09.2015
HU	9502891	03.10.1995			03.10.2015
ID	952018	04.10.1995	9015	21.10.2002	04.10.2015
IL	115493	02.10.1995	115493	30.01.2000	02.10.2015
IL 01	129641	28.04.1999	129641	03.12.2000	02.10.2015
JP	279664-95	04.10.1995			04.10.2015
KR	33651-95	02.10.1995	355986	26.09.2002	02.10.2015
M1	1323	02.10.1995			02.10.2015
MA	24026	02.10.1995	23682		02.10.2015
MX	954196	03.10.1995	193845	27.10.1999	03.10.2015
MX 01	997137	02.08.1999			03.10.2015
MY	95002964	04.10.1995			04.10.2015
NO	953930	03.10.1995	305365	18.05.1999	03.10.2015
NZ	280130	29.09.1995	280130		29.09.2015
PH	51415	03.10.1995	31400	29.10.1998	29.10.2015
PH 01	1-1998-02241	28.08.1998			28.08.2018

Le A 30 699

Land	Anmeldenr.	Anmeldedat.	Erteilungsnr.	Erteilungsdat.	Ablaufdat.	Veröff.-nr.	Offenl.-dat.
PL	310756	03.10.1995	183154	09.10.2001	03.10.2015
RU	95117070	03.10.1995	2157803	20.10.2000	03.10.2015
SG	9501478	03.10.1995	63528	30.03.1999	03.10.2015
SK	1239-95	03.10.1995			03.10.2015
TH	28216	02.10.1995	13768	01.11.2002	02.10.2015
TN	95098	02.10.1995			02.10.2015
TW	84-110247	02.10.1995	140388	04.01.2002	01.10.2015
UA	95104372	03.10.1995	44700	15.03.2002	03.10.2015
US	535698	28.09.1995	5684014	04.11.1997	28.09.2015
US 01	887781	03.07.1997	6245775	12.06.2001	28.09.2015
US 02	313035	17.05.1999	6265431	24.07.2001	28.09.2015
US 03	734955	11.12.2000			11.12.2020
US 04	814263	21.03.2001	6479503	12.11.2002	28.09.2015
US 05	198315	18.07.2002
ZA	95-8297	03.10.1995	95-8297		03.10.2015

Le A 30 699

Land	Anmeldenr.	Anmeldedat.	Erteilungsnr.	Erteilungsdat.	Ablaufdat.	Veröff.-nr.	Offenl.-dat.
E BE	95114877.4	21.09.1995	EBE 0705831	03.12.2003	21.09.2015
E DE	95114877.4	21.09.1995	59510839.3	03.12.2003	21.09.2015
E DK	95114877.4	21.09.1995	EDK 0705831	03.12.2003	21.09.2015
E EP	95114877.4	21.09.1995	95114877.4	03.12.2003	21.09.2015	705831	10.04.1996
E ES	95114877.4	21.09.1995	EES 0705831	03.12.2003	21.09.2015
E FR	95114877.4	21.09.1995	EFR 0705831	03.12.2003	21.09.2015
E GB	95114877.4	21.09.1995	EGB 0705831	03.12.2003	21.09.2015
E GR	95114877.4	21.09.1995	EGR 0705831	03.12.2003	21.09.2015
E IE	95114877.4	21.09.1995	EIE 0705831	03.12.2003	21.09.2015
E IT	95114877.4	21.09.1995	EIT 0705831	03.12.2003	21.09.2015
E LT	95114877.4	21.09.1995	ELT 0705831	03.12.2003	21.09.2015
E LU	95114877.4	21.09.1995	ELU 0705831	03.12.2003	21.09.2015
E LV	95114877.4	21.09.1995	ELV 0705831	03.12.2003	21.09.2015
E NL	95114877.4	21.09.1995	ENL 0705831	03.12.2003	21.09.2015
E PT	95114877.4	21.09.1995	EPT 0705831	03.12.2003	21.09.2015
E SE	95114877.4	21.09.1995	95114877.4	03.12.2003	21.09.2015

Le A 34 644

Land	Anmeldenr.	Anmeldedat.	Erteilungsnr.	Erteilungsdat.	Ablaufdat.	Veröff.-nr.	Offenl.-dat.
CA	2413277	08.06.2001			08.06.2021
JP	503264-2002	08.06.2001			08.06.2021
US	311761	08.06.2001			08.06.2021
E AT	01951571.7	08.06.2001			08.06.2021
E BE	01951571.7	08.06.2001			08.06.2021
E CH	01951571.7	08.06.2001			08.06.2021
E CY	01951571.7	08.06.2001			08.06.2021
E DE	01951571.7	08.06.2001			08.06.2021
E DK	01951571.7	08.06.2001			08.06.2021
E EP	01951571.7	08.06.2001			08.06.2021	1296681	02.04.2003
E ES	01951571.7	08.06.2001			08.06.2021
E FI	01951571.7	08.06.2001			08.06.2021
E FR	01951571.7	08.06.2001			08.06.2021
E GB	01951571.7	08.06.2001			08.06.2021
E GR	01951571.7	08.06.2001			08.06.2021
E IE	01951571.7	08.06.2001			08.06.2021
E IT	01951571.7	08.06.2001			08.06.2021
E LU	01951571.7	08.06.2001			08.06.2021
E MC	01951571.7	08.06.2001			08.06.2021
E NL	01951571.7	08.06.2001			08.06.2021
E PT	01951571.7	08.06.2001			08.06.2021
E SE	01951571.7	08.06.2001			08.06.2021
E TR	01951571.7	08.06.2001			08.06.2021
P WO	PCT/01/06526	08.06.2001			08.06.2021	01/97787	27.12.2001

Le A 31 659

Land	Anmeldenr.	Anmeldedat.	Erteilungsnr.	Erteilungsdat.	Ablaufdat.	Veröff.-nr.	Offenl.-dat.
CA	2201435	01.04.1997			01.04.2017
JP	96351-97	01.04.1997			01.04.2017
US	829566	31.03.1997	5952498	14.09.1999	31.03.2017
US 01	307980	10.05.1999
E DE	97104941.6	24.03.1997	59710487.5	30.07.2003	24.03.2017
E EP	97104941.6	24.03.1997	97104941.6	30.07.2003	24.03.2017	799829	08.10.1997
E ES	97104941.6	24.03.1997	EES 0799829	30.07.2003	24.03.2017
E FR	97104941.6	24.03.1997	EFR 0799829	30.07.2003	24.03.2017
E GB	97104941.6	24.03.1997	EGB 0799829	30.07.2003	24.03.2017
E IT	97104941.6	24.03.1997	EIT 0799829	30.07.2003	24.03.2017
E SE	97104941.6	24.03.1997	97104941.6	30.07.2003	24.03.2017

Le A 33 739

Land	Anmeldenr.	Anmeldedat.	Erteilungsnr.	Erteilungsdat.	Ablaufdat.	Veröff.-nr.	Offenl.-dat.
CA	2378379	12.07.2000			12.07.2020
JP	511902-2001	12.07.2000
US	31129	12.07.2000	6569455	27.05.2003	12.07.2020
E DE	00949311.5	12.07.2000			12.07.2020
E EP	00949311.5	12.07.2000			12.07.2020	1202715	08.05.2002
E ES	00949311.5	12.07.2000			12.07.2020
E FR	00949311.5	12.07.2000			12.07.2020
E GB	00949311.5	12.07.2000			12.07.2020
E IT	00949311.5	12.07.2000			12.07.2020
P WO	PCT/00/06584	12.07.2000			12.07.2020	01/07015	01.02.2001

The following patent applications shall also be treated as “Bayer Patent Rights” under this Agreement, provided that any of the following patent applications may have lapsed, may have been cancelled, or are otherwise no longer still pending as of the Effective Date:

Le A 30 699

Land	Anmeldenr.	Anmeldedat.	Erteilungsnr.	Erteilungsdat.	Ablaufdat.	Veröff.-nr.	Offenl.-dat.
CU	88-95	04.10.1995	22885	13.03.2003	04.10.2010
HR	950505	27.09.1995	950505	03.04.2002	27.09.2015
MX 01	997137	02.08.1999			03.10.2015
SA	96160624	28.02.1996			28.02.2016
SV	62-95	04.10.1995	154-1-309	11.09.2000	04.10.2010

Le A 30 699

Land	Anmeldenr.	Anmeldedat.	Erteilungsnr.	Erteilungsdat.	Ablaufdat.	Veröff.-nr.	Offenl.-dat.
E AT	95114877.4	21.09.1995	EAT 0705831	03.12.2003	21.09.2015
E CH	95114877.4	21.09.1995	ECH 0705831	03.12.2003	21.09.2015
E MC	95114877.4	21.09.1995	EMC 0705831	03.12.2003	21.09.2015
E SI	95114877.4	21.09.1995	ESI 0705831	03.12.2003	21.09.2015

Le A 33 846

Land	Anmeldenr.	Anmeldedat.	Erteilungsnr.	Erteilungsdat.	Ablaufdat.	Veröff.-nr.	Offenl.-dat.
AR	103129	22.06.2000			22.06.2020
BS	1242	08.06.2000	1242	29.01.2002	08.06.2016
CA	2376881	13.06.2000			13.06.2020
CL	1671-2000	23.06.2000			23.06.2020
CO	48079	27.06.2000			27.06.2020
DO	04/19/06/00	19.06.2000			19.06.2020
EC	2000-3541	23.06.2000			23.06.2020
GT	2000-0099	21.06.2000			21.06.2020
HN	2000-100	15.06.2000	4029-431-VII	18.10.2001	15.06.2020
JM	18.01.4021	16.06.2000			16.06.2014
JP	505893-2001	13.06.2000
MY	20002807	22.06.2000			22.06.2020
PE	625-2000	23.06.2000			23.06.2020
PH	1-2000-01652	23.06.2000			23.06.2020
PK P	593-2000	24.06.2000			24.06.2020
SV	109-2000	23.06.2000			23.06.2020

Le A 30 699

Land	Anmeldenr.	Anmeldedat.	Erteilungsnr.	Erteilungsdat.	Ablaufdat.	Veröff.-nr.	Offenl.-dat.
TH	58386	16.06.2000			16.06.2020
TW	89-112042	20.06.2000			20.06.2020
US	19007	13.06.2000
UY	26218	23.06.2000			23.06.2020
VE	2000-001372	22.06.2000			22.06.2020
E DE	00942056.3	13.06.2000			13.06.2020
E EP	00942056.3	13.06.2000			13.06.2020	1196194	17.04.2002
E ES	00942056.3	13.06.2000			13.06.2020
E FR	00942056.3	13.06.2000			13.06.2020
E GB	00942056.3	13.06.2000			13.06.2020
E IT	00942056.3	13.06.2000			13.06.2020
P WO	PCT0/00/05410	13.06.2000			13.06.2020	01/00183	04.01.2001

LICENSE AGREEMENT

EXHIBIT B-2

BAYER PATENT RIGHTS

BAYER IMPROVEMENT PATENTS UNDER SECTION 1.3(b)

To be updated by the parties as contemplated by Section 6.1

LICENSE AGREEMENT

EXHIBIT C

SUMMARY OF BATCHES IN BAYER’S INVENTORY OF LICENSED COMPOUND

[CONFIDENTIAL TREATMENT REQUESTED] /*/

LICENSE AGREEMENT

EXHIBIT D

PROPOSED IMPLITAPIDE CLINICAL DEVELOPMENT PROGRAM

Phase II Trials*

•	Dose-ranging trials to determine the efficacy, safety and tolerability of implitapide monotherapy in patients with primary hypercholesterolemia or mixed dyslipidemia

•

Dose-ranging trials to determine the efficacy, safety and tolerability of implitapide used in combination with other commonly used lipid-lowering therapies in patients with primary hypercholesterolemia or mixed dyslipidemia

*	Note that the number and design of trials conducted in this phase of research will be determined by the scope, completeness and availability of the data related to the phase II trials conducted by Pharmaceutical Product Development, Inc.

Phase III Trials**

Larger-scale phase 3 trials will be conducted to pursue some combination of the following indications:

•	Implitapide monotherapy for the reduction of plasma lipids in patients with primary hypercholesterolemia and mixed dyslipidemia.

•	The combination of implitapide and other lipid-lowering agents for the reduction of plasma lipids in patients with primary hypercholesterolemia and mixed dyslipidemia.

•

Implitapide as monotherapy or as part of combination therapy with other lipid-lowering agents for the reduction of plasma lipids in patients with severe and/or hereditary forms of dyslipidemia (e.g. heterozygous familial hypercholesterolemia or Frederickson Type IV hypertriglyceridemia).

**	Note that the exact number and design of the phase 3 clinical program will be determined based upon the findings within the phase II program and consultation with regulatory authorities.

The contents of this Exhibit C by themselves shall not add to Aegerion’s obligations under this Agreement.

LICENSE AGREEMENT

EXHIBIT E-1

PATENTS UNDER SECTION 8.1(f)

United States Patent No. 6,492,365

European Patent No. EP-B-584446

LICENSE AGREEMENT

EXHIBIT E-2

BAYER’S EXCEPTIONS UNDER SECTION 8.1(g)

[CONFIDENTIAL TREATMENT REQUESTED] /*/

LICENSE AGREEMENT

EXHIBIT E-3

BAYER’S EXCEPTIONS UNDER SECTION 8.1(i)

Bayer has communicated to Aegerion that Bayer’s development of the Licensed Compounds was discontinued by Bayer on the basis of a negative risk-benefit assessment of the Licensed Compounds conducted by Bayer under their clinical development program. Aegerion acknowledges Bayer made the judgment not to continue development of the Compounds due to what it perceived under its clinical development program as unacceptable adverse events for daily dosages of 80 mg and 160 mg per day form compared with the observed cholesterol lowering efficacy.

Amendment

to the License Agreement concluded between Bayer HealthCare AG (“Bayer”) and Aegerion Pharmaceuticals, Inc. (“Aegerion”) on May 31, 2006 (the “Agreement”)

1.	The following patent rights are herewith added to Exhibit B-1 of the Agreement and shall be regarded as Bayer Patent Rights under Section 1.3(a);

BHC 061035

EP 06010232.4, filed on 2006-05-18

2.	All other terms and conditions of the Agreement remain unchanged.

Date: February 15, 2007

Bayer HealthCare AG

/s/ Dr. Dieter Linkenheil	/s/ Dr. Markus Albers
Dr. Dieter Linkenheil	Dr. Markus Albers

Date: February 15, 2007

/s/ William H. Lewis
William H. Lewis